UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 16, 2005

Covance Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-12213	22-3265977
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

210 Carnegie Center, Princeton, New Jersey	08540
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code 609-452-4440

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 16, 2005 the Board of Directors approved the following changes to Board Compensation effective January 1, 2006:

1.               The annual retainer shall be increased from $30,000 to $36,000.

2.               The meeting fee for meetings of Committees of the Board of Directors shall be increased from $1,500 to $2,500 for each Committee meeting attended and from $2,500 to $5,000 (in lieu of the $2,500 attendance fee)  for each committee meeting chaired.

3.               The Chair of each of the Audit and Finance Committee and the Compensation and Organization Committee shall receive an additional annual retainer of $7,500.

The Board of Directors also approved the payment of an additional $20,000 annual retainer for service by a director as presiding director of meetings of non-management members of the Board of Directors.  Previously the Chairs of each of the Audit and Finance Committee, The Compensation and Organization Committee, and the Corporate Governance Committee rotated as presiding directors of these regularly scheduled executive sessions.   The Board appointed Irwin Lerner presiding director.

Item 1.02 Termination of a Material Definitive Agreement.

On December 16, 2005 the Board of Directors approved the termination of The Deferred Stock Unit Plan for non-employee members of the Board of Directors.  No further units shall be issued under this plan.

Item 5.02 Departure of Directors or Principal Executive Officers; Election of Directors; Appointment of Principal Officers.

As described in a Current Report on Form 8-K dated November 4, 2004, Christopher A. Kuebler has decided to retire from service to the Company as a director and officer at the end of 2005. On December 16, 2005 the Board of Directors elected Joseph L. Herring, the Company’s President and Chief Executive Officer to the additional office of Chairman of the Board, such election to be effective January 1, 2006. On December 19, 2005, the Company issued a press release announcing the foregoing.

A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1 Press Release of Covance Inc. dated December 19, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COVANCE INC.

Date: December 20, 2005	By:	/s/ James W. Lovett
	Name:	James W. Lovett
	Title:	Corporate Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
99.1	Press Release of Covance Inc. dated December 19, 2005.